EXHIBIT 99



                             For Immediate Release
                       For Further Information, Contact
                Brian Arsenault, SVP, Corporate Communications
                                 207 761-8517




                      Banknorth Group to Repurchase Up to
                       4 Million Shares of Common Stock

Portland, Maine, November 16, 2000 - Banknorth Group, Inc. (NASDAQ: BKNG) announced today that its Board of Directors has authorized the repurchase of up to 4 million shares, or approximately 3 percent, of the Company's common stock. Shares will be repurchased from time to time in open market transactions as, in the judgement of management, market conditions warrant.

"We think it is very important to manage our capital in the best interest of our shareholders," said William J. Ryan, Company Chairman, President and Chief Executive Officer. "Management believes that the current price of our stock does not adequately reflect our long-term business and earnings prospects. We are fortunate to have the financial flexibility that allows us to demonstrate our confidence in those future prospects."

The Company recently repurchased 625,000 shares of its common stock.

Banknorth Group, headquartered in Portland, Maine, is one of the country's 50 largest commercial banks with $18.5 billion in assets. Its Maine and New Hampshire banking subsidiaries, Peoples Heritage Bank, NA and Bank of New Hampshire, NA, respectively, each have the number one deposit market position in their respective states. The Company's Vermont banks, The Howard Bank, NA, Franklin Lamoille Bank, NA and First Vermont Bank, NA combined have that state's second largest deposit market share. First Massachusetts Bank, NA is one of the six largest banks in Massachusetts. The Company also operates in upstate New York through Evergreen Bank, NA and in north central Connecticut with GBT, a division of First Massachusetts Bank, NA.



The Company and its subsidiary banks also operate subsidiaries in insurance brokerage through Morse, Payson & Noyes Insurance, the region's largest independent insurance agency, money management through The Stratevest Group, NA, mortgage banking and leasing.

(Note on forward-looking statements: This news release contains forward-looking statements. Actual results may vary materially from those statements. Factors which could result in material variations include but are not limited to changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and noninterest income; and general economic conditions which could negatively affect the volume of loan originations, the amount of loan losses and levels of noninterest income.)

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